                                  SCHEDULE "A"

                            EXTRAORDINARY RESOLUTION

RESOLVED as an Extraordinary Resolution that:

(a)  Section 4.3 of the Declaration of Trust is hereby amended by deleting the last sentence of that Section which reads as follows:

          "Under no circumstances shall the Trustees purchase or authorize the purchase of any investment such that 20% (or such other percentage as may be prescribed by the regulations under the Income Tax Act from time to time) or more of the Trust Assets, determined on the basis of cost amount, would constitute "foreign property" as defined under subsection 206(1) of the Income Tax Act."

     and replacing it with the following:

          "At no time shall the Trustees purchase or authorize the purchase of any investment if as a result of such purchase 30% (or such other percentage as may be provided under the Income Tax Act or prescribed by the regulations under the Income Tax Act from time to time in connection with limitations, if any, on the investment in foreign property) or more of the Trust Assets, determined on the basis of cost amount, would constitute "foreign property" as defined under subsection 206(1) of the Income Tax Act if exceeding that limit on the ownership of foreign property is relevant to the Fund or a holder of
          Trust Units at that time."

(b)  Subsection 16.8(b) of the Declaration of Trust is hereby amended by inserting at the end of the subsection the words "at a time that the Income
     Tax Act or the regulations under the Income Tax Act provide any limit on the ownership of foreign property which is relevant to a holder of Trust
     Units.", such that subsection 16.8(b) reads as follows:

          "In managing the investments of the Fund, the Trustees shall use their reasonable best efforts to ensure the Trust Units do not become
          "foreign property" under subsection 206(1) of the Income Tax Act at a time that the Income Tax Act or the regulations under the Income Tax
          Act provide any limit on the ownership of foreign property which is relevant to a holder of Trust Units."